Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP	.

	1720 North First Street	For immediate release
San Jose, CA 95112-4598

Contact:	Marty Kropelnicki (408) 367-8200 (analysts)
	Shannon Dean (310) 257-1435 (media)	October 26, 2011

CALIFORNIA WATER SERVICE GROUP ANNOUNCES RESULTS FOR THE 3rd

QUARTER OF 2011 AND

RENEWAL OF HAWTHORNE LEASE

SAN JOSE, CA  —  California Water Service Group (NYSE : CWT) today announced net income of $20.9 million and earnings per common share (EPS) of $0.50 for the third quarter of 2011, compared to net income of $20.4 million and EPS of $0.49 in the third quarter of 2010.

For the quarter, total revenue increased $22.9 million, or 15.7%, to $169.3 million.  Rate increases added $21.5 million and revenue from sales to new customers added $1.0 million.  Water usage by existing customers and other changes decreased revenue by $12.8 million.  During the quarter the net change from the prior year of the water revenue adjustment mechanism (WRAM) and the modified cost balancing account (MCBA) for the third quarter 2011 was an increase of $13.2 million to revenues.   The WRAM is a ratemaking mechanism that decouples water sales from revenues and the MCBA is an account that allows California Water Service Company (Cal Water) to track and recover or refund changes in water production costs.

Total operating expenses increased by $18.7 million, or 15.5%, to $139.2 million.  Water production costs increased by $7.0 million, or 12.7%, to $61.6 million, primarily due to wholesale water rate and power cost increases that were partially offset by reduced sales to existing customers.  Administrative costs increased $3.9 million, or 21.7%, to $21.6 million, due primarily to labor & benefit expense and higher legal and outside service costs.  Other operations expenses increased $2.6 million, or 17.6%,  to $17.5 million, due to increases in planned conservation expense and water treatment and water quality expenses.

Maintenance expense decreased $0.2 million, or 4.2%, to $4.7 million.  Depreciation expense increased $1.8 million, or 16.4%, to $12.7 million as a result of increases in capital expenditures over 2010 and updated depreciation rates adopted in the 2009 General Rate Case for Cal Water that became effective January 1, 2011.

Other income, net of income taxes, decreased $2.8 million to a net loss of $1.8 million.  Included in this number are negative mark-to-market adjustments of $2.9 million, or $0.04 per share, associated with the change in value of long-term assets held in the Company’s non-qualified retirement plans.  This compares to positive mark-to-market adjustments of $1.4 million, or $0.02 per share for the same period last year.    Interest expense increased $0.9 million, or 13.3%, to $7.3 million due to higher long-term debt interest resulting from the November 2010 debt offering, partially offset by a decrease in short-term interest due to new pricing associated with the amended unsecured line of credit.

For the twelve months ended September 30, 2011, net income was $40.7 million and diluted earnings per share were $0.98, compared to net income of $39.2 million and diluted earnings per share of $0.94 for the same period last year.  Revenues for the trailing twelve months were $504.3 million, compared to $461.9 million for the same period in the prior year.

“While the increase in volatility from the stock market affected some of our long-term, non-regulated assets, earnings from utility operations grew 16% over the third quarter of last year and 19% for the nine months ended September 30, 2011.  While we cannot control what happens in the stock market, we can control our core business, which continues to be healthy,” said President and Chief Executive Officer Peter C. Nelson.  “In addition, during the fourth quarter, we will continue to operate efficiently and recover costs of completed capital projects through the regulatory process,” added Nelson.

Other News

Cal Water reached an agreement to operate the City of Hawthorne’s water system for another 15 years, extending a relationship that began in 1996 when Cal Water was first selected to operate and maintain the water system through a 15-year lease agreement.

“We are pleased that the City of Hawthorne has chosen to continue to have us operate and maintain its water system.  We feel the decision is a reflection of the City’s satisfaction with our service and confidence in our ability to continue to operate and maintain the water system in a professional and responsive manner,” Nelson said.

Cal Water will operate and maintain the municipal water system, which is comprised of 4 wells, 57 miles of water lines, 6 reservoirs, and a water treatment plant, and provides meter reading, billing, collections, emergency response, and other water utility services to approximately 6,000 service connections in Hawthorne.

Other Information

All stockholders and interested investors are invited to listen to the 2011 third-quarter conference call on October 27, 2011, at 11:00 a.m. (EDT), by dialing 1-888-312-3055 and keying in ID# 4591937.  A replay of the call will be available from 2:00 p.m. (EDT) October 27, 2011, through December 26, 2011, at 1-888-203-1112, ID# 4591937. The call, which will be hosted by President and CEO Peter Nelson and Vice President and Chief Financial Officer Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii.  California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

Additional information is available at our web site at www.calwatergroup.com.

Attachments (2).

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	September 30,	December 31,
(In thousands, except per share data)	2011	2010
ASSETS
Utility plant:
Utility plant	$1,935,594	$1,843,766
Less accumulated depreciation and amortization	(580,009)	(549,469)
Net utility plant	1,355,585	1,294,297
Current assets:
Cash and cash equivalents	46,712	42,277
Receivables
Customers	38,713	25,813
Regulatory balancing accounts	11,065	14,784
Other	12,844	5,386
Unbilled revenue	22,771	13,925
Materials and supplies at average cost	5,778	6,058
Taxes, prepaid expense, and other assets	9,908	17,967
Total current assets	147,791	126,210
Other assets:
Regulatory assets	262,334	229,577
Goodwill	2,615	2,615
Other assets	33,550	39,367
Total other assets	298,499	271,559
	$1,801,875	$1,692,066

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value-68,000 shares authorized, 41,817 and 41,667 outstanding in 2011 and 2010, respectively	$418	$417
Additional paid-in capital	219,237	217,308
Retained earnings	234,400	217,801
Total common stockholders’ equity	454,055	435,526
Long-term debt, less current maturities	477,559	479,181
Total capitalization	931,614	914,707
Current liabilities:
Current maturities of long-term debt	2,392	2,380
Short-term borrowings	39,860	23,750
Accounts payable	59,277	39,505
Regulatory balancing accounts	1,500	3,025
Accrued interest	10,996	4,651
Accrued expenses and other liabilities	47,423	34,037
Total current liabilities	161,448	107,348
Unamortized investment tax credits	2,328	2,244
Deferred income taxes, net	124,998	107,084
Pension and postretirement benefits other than pensions	162,307	155,224
Regulatory liability and Other	76,692	82,204
Advances for construction	187,146	186,899
Contributions in aid of construction	155,342	136,356

	$1,801,875	$1,692,066

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	September 30,	September 30,
For the Three-Months ended:	2011	2010

Operating revenue	$169,254	$146,349
Operating expenses:
Operations:
Water production costs	61,593	54,634
Administrative and General	21,646	17,794
Other operations	17,506	14,889
Maintenance	4,651	4,853
Depreciation and amortization	12,729	10,934
Income taxes	15,881	12,825
Property and other taxes	5,170	4,555
Total operating expenses	139,176	120,484

Net operating income	30,078	25,865

Other income and expenses:
Non-regulated revenue	3,425	3,850
Non-regulated expenses, net	(6,489)	(2,214)
Gain on sale of non-utility property	—	33
Income tax (expense) on other income and expenses	1,254	(674)
Net other income (expense)	(1,810)	995

Interest expense:
Interest Expense	8,007	6,958
Less: capitalized interest	(674)	(484)
Net interest expense	7,333	6,474

Net income	$20,935	$20,386

Earnings per share
Basic	$0.50	$0.49
Diluted	$0.50	$0.49
Weighted average shares outstanding
Basic	41,780	41,622
Diluted	41,789	41,648
Dividends per share of common stock	$0.15375	$0.14875

	September 30,	September 30,
For the Nine-Months ended:	2011	2010

Operating revenue	$398,800	$354,942
Operating expenses:
Operations:
Water production costs	138,296	126,923
Administrative and General	62,702	53,718
Other operations	47,879	43,204
Maintenance	15,138	14,962
Depreciation and amortization	37,690	32,364
Income taxes	23,278	21,324
Property and other taxes	14,236	12,545
Total operating expenses	339,219	305,040

Net operating income	59,581	49,902

Other income and expenses:
Non-regulated revenue	11,497	10,963
Non-regulated expenses, net	(13,422)	(9,451)
Gain on sale of non-utility property	62	33
Income tax (expense) benefit on other income and expenses	776	(614)
Net other income (expense)	(1,087)	931

Interest expense:
Interest Expense	24,556	20,386
Less: capitalized interest	(1,906)	(2,338)
Net interest expense	22,650	18,048

Net income	$35,844	$32,785

Earnings per share
Basic	$0.86	$0.79
Diluted	$0.86	$0.79
Weighted average shares outstanding
Basic	41,743	41,595
Diluted	41,756	41,624
Dividends per share of common stock	$0.46125	$0.44625